Stein Roe Managed Municipals Fund
     Stein Roe High Yield Municipals Fund
     Stein Roe Intermediate Municipals Fund

     Each Fund has proposed to revoke its ss.171(c) election under the Internal Revenue Code, thus changing its accounting method for premium amortization.